EXHIBIT 21.1
List of Subsidiaries

Direct Subsidiary of SANUWAVE Health, Inc.

1.
SANUWAVE, Inc., a Delaware corporation

Subsidiaries of SANUWAVE, Inc. – Indirect Subsidiaries of SANUWAVE Health, Inc.

1.
SANUWAVE Services, LLC, a Delaware limited liability company

2.
SANUWAVE AG, a company organized under the laws of Switzerland